UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This report amends the current report on Form 8-K of Monster Worldwide, Inc. (the “Company”) dated November 3, 2014 and filed with the Securities and Exchange Commission on November 6, 2014 (the “Original Filing”) to disclose the compensation arrangements and summarize the employment agreement of Chief Executive Officer Timothy Yates. At the time of the Original Filing, such compensation arrangements and Mr. Yates’ employment agreement had not been finalized.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Compensation Arrangements and Employment Agreement with Timothy Yates

As previously announced by the Company and disclosed in the Original Filing, Timothy Yates has been appointed Chief Executive Officer of the Company effective November 4, 2014. The Company stated in the Original Filing that the terms of Mr. Yates’ compensation arrangements were being finalized and would be disclosed in an amendment to the Original Filing.

On January 7, 2015, the Company entered into an employment agreement with Mr. Yates, effective as of November 4, 2014 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Yates receives a base salary of $750,000 per year, subject to review and increase (but not decrease) by the Company’s Board of Directors and the Compensation Committee of the Board of Directors. With respect to 2015 and each subsequent year during the term of his employment, Mr. Yates is eligible to earn an annual bonus based on his attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary.

In connection with his appointment as Chief Executive Officer, Mr. Yates received an award of 500,000 restricted stock units on January 7, 2015 under the Company’s Amended and Restated 2008 Equity Incentive Plan. Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. Vesting with respect to 250,000 of the restricted stock units is based on the attainment of specified share price performance measures, and vesting with respect to 250,000 of the restricted stock units is based on the attainment of financial objectives approved by the Company’s Board of Directors. In addition, for each year of the term of the Employment Agreement, Mr. Yates is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion, at a level commensurate with his position. Mr. Yates is also entitled to participate in those benefit plans generally provided by the Company to its senior executives.

Pursuant to the Employment Agreement, upon any termination of Mr. Yates’ employment without “cause” or for “good reason” other than within 18 months following a “change in control” of the Company (as each such term is defined in the Employment Agreement), then, subject to Mr. Yates’ execution of a release of claims, Mr. Yates will be entitled to receive severance payments equal to 1.5 times the sum of (A) Mr. Yates’ then current annual base salary and (B) the greater of (1) the bonus paid or payable to Mr. Yates for the fiscal year ending immediately prior to the year in which such termination occurs, or (2) 50% of Mr. Yates’ target bonus for the year of termination, paid in 18 equal monthly payments following such termination. Pursuant to the Employment Agreement, upon any termination of Mr. Yates’ employment without “cause” or for “good reason” within 18 months following a “change in control” of the Company (as each such term is defined in the Employment Agreement), then, subject to Mr. Yates’ execution of a release of claims, Mr. Yates will be entitled to receive a lump sum severance payment equal to 2 times the sum of (A) Mr. Yates’ then current annual base salary and (B) the greater of (1) the bonus paid or payable to Mr. Yates for the fiscal year ending immediately prior to the year in which such termination occurs, or (2) Mr. Yates’ target bonus for the year of termination.

Under the Employment Agreement, Mr. Yates has agreed that, during his employment and for one year thereafter, he will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by the terms and provisions of the Employment Agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Employment Agreement, effective as of November 4, 2014, between Monster Worldwide, Inc. and Timothy T. Yates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Michael C. Miller
Name:	Michael C. Miller
Title:	Executive Vice President, General Counsel and Secretary

Date: January 13, 2015

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, effective as of November 4, 2014, between Monster Worldwide, Inc. and Timothy T. Yates.